Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 1, 2014 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2014.

Net sales for the first quarter of 2014 were $74.9 million, an increase of 2% compared to 2013 net sales of $73.6 million. Earnings from operations increased 4% to $4.9 million in the first quarter of 2014, compared to $4.7 million in 2013. Net earnings attributable to the Company were flat at $3.2 million for the first quarters of 2014 and 2013. Diluted earnings per share were $0.29 in the first quarter 2014, compared to $0.30 per share in the same period one year ago.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $56.7 million for the first quarter of 2014, up 3% as compared to $55.2 million in 2013. Within the wholesale segment, net sales of our BOGS brand increased by 23% for the quarter. Florsheim and Nunn Bush sales were up 4% and 3%, respectively, while Stacy Adams sales were down 5%. The decline at Stacy Adams was the result of a decrease in sales with national shoe chains. Wholesale gross earnings were 30.4% of net sales in the first quarter of 2014, compared to 31.0% in the first quarter of 2013. The decrease in gross earnings as a percent of net sales was partially due to the weaker Canadian dollar relative to the U.S. dollar in 2014. Earnings from operations for the wholesale segment were $3.6 million in the first quarter of 2014, compared to $3.7 million in the same period last year.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $5.2 million in the first quarter of 2014, down 9% as compared to $5.7 million in 2013. Same store sales were down 1% for the quarter. There were six fewer domestic retail stores during the first quarter of 2014 than there were in last year's first quarter. Earnings from operations for the retail segment decreased 5% to $418,000 in the first quarter of 2014, compared to $442,000 in 2013.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $13.0 million in the first quarter of 2014, up 3% as compared to $12.6 million in 2013. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales were up 1% for the quarter; however, in local currency, its net sales were up 17%. This increase was due to higher sales volumes in both its retail businesses, where same store sales were up 19%, and its wholesale businesses, where sales were up 13%. The increase was only 1% in U.S. dollars due to the weaker Australian dollar relative to the U.S. dollar in 2014. Earnings from operations of these businesses were $884,000 in the first quarter of 2014, up 72% as compared to $514,000 in the same period last year. This increase was primarily due to improved performance of Florsheim Australia's retail businesses.

"While first quarter sales of our BOGS winter boots benefited from the long harsh winter in the U.S. and Canada, we believe the weather slowed the overall retail environment and challenged our retail and wholesale shoe businesses," stated Thomas W. Florsheim Jr., the Company's Chairman and CEO. "We are very pleased that despite these challenges, our Nunn Bush and Florsheim brands posted gains for the quarter. We are also encouraged by the improvement in our Australian operations where we saw strong gains in both its retail and wholesale businesses."

On April 30, 2014, the Company's Board of Directors declared a cash dividend of $0.19 per share to all shareholders of record on May 30, 2014, payable June 30, 2014. This represents an increase of 6% above the previous quarterly dividend rate of $0.18.

Conference Call Details:

Weyco Group will host a conference call on May 2, 2014, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call please dial 888-713-4209 or 617-213-4863, referencing passcode 93370282, five minutes before the start of the call. A replay will be available for one week beginning about four hours after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 69354716. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share amounts)

Net sales	$ 74,929	$ 73,590
Cost of sales	47,565	45,891
Gross earnings	27,364	27,699

Selling and administrative expenses	22,494	23,011
Earnings from operations	4,870	4,688

Interest income	289	412
Interest expense	(42)	(127)
Other expense, net	(115)	(89)

Earnings before provision for income taxes	5,002	4,884

Provision for income taxes	1,752	1,759

Net earnings	3,250	3,125

Net earnings (loss) attributable to noncontrolling interest	45	(75)

Net earnings attributable to Weyco Group, Inc.	$ 3,205	$ 3,200

Weighted average shares outstanding
Basic	10,833	10,760
Diluted	10,930	10,835

Earnings per share
Basic	$ 0.30	$ 0.30
Diluted	$ 0.29	$ 0.30

Cash dividends declared (per share)	$ 0.18	$ -

Comprehensive income	$ 3,454	$ 2,882

Comprehensive income (loss) attributable to noncontrolling interest	207	(147)

Comprehensive income attributable to Weyco Group, Inc.	$ 3,247	$ 3,029

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2014	2013
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 16,142	$ 15,969
Marketable securities, at amortized cost	5,544	5,196
Accounts receivable, net	53,921	48,530
Accrued income tax receivable	-	1,055
Inventories	49,823	63,196
Prepaid expenses and other current assets	3,520	6,136
Total current assets	128,950	140,082

Marketable securities, at amortized cost	25,822	25,024
Property, plant and equipment, net	34,653	35,112
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,309	21,455
Total assets	$ 256,594	$ 267,533

LIABILITIES AND EQUITY:
Short-term borrowings	$ 8,991	$ 12,000
Accounts payable	6,411	13,956
Dividend payable	-	1,949
Accrued liabilities	9,912	10,902
Accrued income tax payable	85	-
Deferred income tax liabilities	1,149	849
Total current liabilities	26,548	39,656

Deferred income tax liabilities	1,776	1,993
Long-term pension liability	22,295	21,901
Other long-term liabilities	7,052	6,991

Common stock	10,881	10,876
Capital in excess of par value	32,238	31,729
Reinvested earnings	158,151	156,983
Accumulated other comprehensive loss	(9,380)	(9,422)
Total Weyco Group, Inc. equity	191,890	190,166
Noncontrolling interest	7,033	6,826
Total equity	198,923	196,992
Total liabilities and equity	$ 256,594	$ 267,533

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 3,250	$ 3,125
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	953	953
Amortization	54	85
Bad debt expense	112	36
Deferred income taxes	7	(428)
Net foreign currency transaction losses	65	124
Stock-based compensation	338	316
Pension expense	678	825
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	(5,528)	(7,272)
Inventories	13,422	11,750
Prepaids and other assets	2,799	1,716
Accounts payable	(7,551)	(4,742)
Accrued liabilities and other	(1,309)	(4,338)
Accrued income taxes	1,146	1,669
Net cash provided by operating activities	8,301	3,684

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(3,528)	-
Proceeds from maturities of marketable securities	2,416	2,819
Purchase of property, plant and equipment	(300)	(561)
Net cash (used for) provided by investing activities	(1,412)	2,258

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,899)	-
Shares purchased and retired	(81)	(4,099)
Proceeds from stock options exercised	165	2,499
Payment of contingent consideration	-	(1,270)
Proceeds from bank borrowings	4,815	2,000
Repayments of bank borrowings	(7,824)	(9,000)
Income tax benefits from stock-based compensation	14	411
Net cash used for financing activities	(6,810)	(9,459)

Effect of exchange rate changes on cash and cash equivalents	94	11

Net increase (decrease) in cash and cash equivalents	$ 173	$ (3,506)

CASH AND CASH EQUIVALENTS at beginning of period	15,969	17,288

CASH AND CASH EQUIVALENTS at end of period	$ 16,142	$ 13,782

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 490	$ 560
Interest paid	$ 30	$ 123

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880